4538 S. 140th St.

Omaha, NE 68137

(402) 614-0258 phone

http://www.gabrieltechnologies.com

Gabriel Technologies Announces Fiscal Q1 Results

Omaha, NE, November 22, 2005 -- Gabriel Technologies Corp. (OTC Bulletin Board: GWLK/GWLKE), a homeland security company focused on serving the transportation industry, announced today the company’s financial results for the first fiscal quarter ended September 30, 2005

The company reported total revenue of $342,103. This compared with revenue of $177,043 in the comparable quarter a year earlier. For the quarter
Gabriel reported a net loss of $700,898 compared with a net loss of $845,823 a year earlier.

Investors can find the full text of the filing at www.hawkassociates.com.

CEO Keith Feilmeier said “The increase in sales was primarily attributable to an increased sales effort in the trucking industry, which accounted for 71% of revenue in the quarter. These results are well below the results we are hoping to achieve the remainder of the fiscal year. In the coming months, we fully expect to report substantial progress in our efforts to grow the company and to generate good results for our shareholders.”

About Gabriel Technologies

Through its wholly owned subsidiary, Gabriel Technologies, LLC of Omaha, Neb., Gabriel Technologies Corp. develops, manufactures and sells a series of physical locking systems for the transportation and shipping industries collectively known as the WAR-LOK™ Security System. Security has evolved substantially in recent years due to increased risks from theft and terrorism. With the implementation of the award-winning WAR-LOK, Gabriel Technologies provides cost-efficient security measures to prevent national and global theft and homeland security issues. Gabriel Technologies’ mission is to provide the highest quality security products available to the transportation and shipping industries by creating innovative, proven technologies that can be implemented on a realistic basis. Gabriel Technologies Corp. is also the parent company of the next-generation-assisted GPS company, Trace Technologies, LLC, http://www.trace-tech.net. For more information about Gabriel, contact Dan Chicoine at (402) 614-0258 or visit http://www.gabrieltechnologies.com.

A profile on the business can be found at http://www.hawkassociates.com/gabriel/profile.htm.

An online investor relations kit containing Gabriel Technologies’ press releases, SEC filings, current Level II price quotes, interactive Java stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. Investors may contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail:  info@hawkassociates.com.

Forward-Looking Statements: Investors are cautioned that certain statements contained in this document are “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “anticipates,” “intends,” “plans,” “expects” and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Gabriel actions, which may be provided by management, are also forward-looking statements as defined by the act. These statements are not guarantees of future performance.